EXHIBIT 3.8

CERTIFICATE OF DESIGNATIONS

FIRST REPUBLIC PREFERRED CAPITAL CORPORATION

[_]% NONCUMULATIVE PERPETUAL SERIES E PREFERRED STOCK

RESOLVED, that pursuant to the authority vested in the Board of Directors of First Republic Preferred Capital Corporation, a Nevada corporation (the “Corporation”), by Article Four of the Corporation’s Articles of Incorporation, as amended, a series of preferred stock of the Corporation be, and it hereby is, created out of the authorized but unissued shares of the capital stock of the Corporation, such series to be designated [_]% Noncumulative Perpetual Series E Preferred Stock, to consist of [_] shares (the “Series E Preferred Shares”), par value $.01 per share, the preferences, relative and other rights, and qualifications, limitations or restrictions of which shall be (in addition to those set forth in the Corporation’s Articles of Incorporation, as amended) as follows:

Section 1. Liquidation Value. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Series E Preferred Shares at the time outstanding will be entitled to receive out of the assets of the Corporation available for distribution to shareholders, before any distribution of assets is made to holders of Common Stock or any other class of stock ranking junior to the Series E Preferred Shares upon liquidation, liquidating distributions in the amount of $25.00 per share, plus the amount of accrued and unpaid dividends thereon (whether or not declared) from the beginning of the quarterly dividend period in which the liquidation occurs to the date of liquidation.

After payment of the full amount of the liquidating distributions to which they are entitled pursuant to the preceding paragraph, the holders of Series E Preferred Shares will have no right or claim to any of the remaining assets of the Corporation. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the full amount of the liquidating distributions on all outstanding Series E Preferred Shares and the corresponding amounts payable on all shares of other classes or series of capital stock of the Corporation ranking on a parity with the Series E Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Corporation, then the holders of the Series E Preferred Shares and such other classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they otherwise respectively would be entitled.

For the purposes of this Section 1, the consolidation or merger of the Corporation with or into any other entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to constitute the liquidation, dissolution or winding up of the Corporation.

Section 2. Dividends.

(a) Payment of Dividends. Holders of Series E Preferred Shares shall be entitled to receive, if, when and as authorized and declared by the Board of Directors, out of assets of the Corporation legally available therefor, cash dividends at an annual rate of [_]% of the $25.00 liquidation preference per share (equivalent to $[_] per share per annum), and no more. Such noncumulative cash dividends shall be payable, if authorized and declared, quarterly in arrears on March 30, June 30, September 30 and December 30 of each year, or, if any such day is not a Business Day (as defined herein), on the preceding Business Day (each such date, a “Dividend Payment Date”). Each authorized and declared dividend shall be payable to holders of record of the Series E Preferred Shares as they appear on the stock books of the Corporation at the close of business on such record date, not more than 45 calendar days nor less than 10 calendar days preceding the Dividend Payment Date therefor, as may be determined by the Board of Directors (each such date, a “Record Date”); provided, however, that if the date fixed for redemption of any of the Series E Preferred Shares occurs after a dividend is authorized and declared but before it is paid, such dividend shall be paid as part of the redemption price to the person to whom the redemption price is paid. Quarterly dividend periods (each, a “Dividend Period”) shall commence on and include the first day, and shall end on and include the last day, of the quarterly period in which the corresponding Dividend Payment Date occurs; provided, however, that the first Dividend Period (the “Initial Dividend Period”) shall commence on and include [________ __, ____], and shall end on and include [________ __, ____].

The amount of dividends payable for the Initial Dividend Period and for any other Dividend Period which, as to any Series E Preferred Share (determined by reference to the issuance date and the redemption or retirement date thereof), is greater or less than a full Dividend Period shall be computed on the basis of the number of days elapsed in the period using a 360-day year composed of twelve 30-day months; provided, however, that in the event of the Automatic Exchange (as defined herein), any accrued and unpaid dividends on the Series E Preferred Shares as of the Time of Exchange (as defined herein) for the Dividend Period in which the Time of Exchange occurs shall be deemed to be accrued and unpaid dividends on the Bank Preferred Shares (as defined herein).

Holders of the Series E Preferred Shares shall not be entitled to any interest, or any sum of money in lieu of interest, in respect of any dividend payment or payments on the Series E Preferred Shares authorized and declared by the Board of Directors that may be unpaid. Any dividend payment made on the Series E Preferred Shares shall first be credited against the earliest authorized and declared but unpaid cash dividend with respect to the Series E Preferred Shares.

(b) Dividends Noncumulative. The right of holders of Series E Preferred Shares to receive dividends is noncumulative. Accordingly, except as hereinafter expressly provided, if the Board of Directors does not authorize or declare a dividend payable in respect of any Dividend Period, holders of Series E Preferred Shares shall have no right to receive a dividend in respect of such Dividend Period and the Corporation shall have no obligation to pay a dividend in respect of such Dividend Period, whether or not dividends are authorized and declared payable in respect of any subsequent Dividend Period.

(c) Priority as to Dividends; Limitations on Dividends on Junior Equity. If full dividends on the Series E Preferred Shares for any completed Dividend Period shall not have been declared and paid, or declared and a sum sufficient for the payment thereof shall not have been set apart for such payments, no dividends or distributions shall be authorized, declared or paid or set aside for payment (other than as provided in the third paragraph of this Section 2 (c))

with respect to the Common Stock or any other stock of the Corporation ranking junior to the Series E Preferred Shares as to dividends or amounts upon liquidation (together with the Common Stock, “Junior Equity”) or any stock on parity with the Series E Preferred Shares as to dividends or amounts upon liquidation (“Parity Stock”), nor shall any Junior Equity or Parity Stock be redeemed, purchased or otherwise acquired for any consideration (or any monies to be paid to or made available for a sinking fund for the redemption of any such stock) by the Corporation (except by conversion into or exchange for other Junior Equity), until such time as dividends on all outstanding Series E Preferred Shares have been (i) authorized, declared and paid for four consecutive Dividend Periods and (ii) authorized, declared and paid or authorized, declared and a sum sufficient for the payment thereof set apart for payment for the fifth consecutive Dividend Period.

Notwithstanding the foregoing, in the event the Board of Directors determines in good faith that a dividend payment by the Corporation is necessary in order to preserve the Corporation’s status as a real estate investment trust (“REIT”) for federal income tax purposes, the Board of Directors shall be empowered to declare special dividends on Junior Equity; provided, however, that if the Corporation shall not have authorized, declared and paid dividends on the Series E Preferred Shares for four consecutive Dividend Periods, prior to the declaration or payment of any such dividend on any Junior Equity, dividends in an amount equal to full dividends on the Series E Preferred Shares for each Dividend Period falling in whole or in part within the tax year in which the special dividend on any Junior Equity is to be declared or paid shall have been authorized, declared and paid or authorized, declared and a sum sufficient for the payment thereof set apart for payment prior to any dividend payment on any Junior Equity, and the special dividends on any Junior Equity shall be limited to the amount determined in good faith by the Board of Directors to be necessary (after giving effect to all dividends on the Series E Preferred Shares) to preserve the Company’s status for federal income tax purposes as a REIT.

When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) for any Dividend Period on the Series E Preferred Shares, all dividends declared on the Series E Preferred Shares and any other series ranking on a parity as to dividends with the Series E Preferred Shares shall be declared pro rata so that the amount of dividends declared per share on the Series E Preferred Shares and each such other series of capital stock shall in all cases bear to each other the same ratio that full dividends, for the then current Dividend Period, per Series E Preferred Share (which shall not include any accumulation in respect of unpaid dividends for prior Dividend Periods) and full dividends, including required or permitted accumulations, if any, on the stock of each such other series ranking on a parity as to dividends with the Series E Preferred Shares bear to each other.

(d) Any reference to “dividends” or “distributions” in this Section 2 shall not be deemed to include any distribution made in connection with any voluntary or involuntary dissolution, liquidation or winding up of the Corporation.

Section 3. Optional Redemption. The Series E Preferred Shares will not be redeemable prior to [________ __, ____], except upon the occurrence of a Special Event (as such term is hereinafter defined) and, in any case, subject to the prior written approval of the Federal Deposit Insurance Corporation. On or after such date, the Series E Preferred Shares will be redeemable at the option of the Corporation, in whole or in part, at any time or from time to time, at a cash redemption price equal to the sum of the liquidation preference thereof plus the amount of the accrued and unpaid dividends thereon (whether or not declared) from the beginning of the Dividend Period in which the redemption occurs to the date of redemption.

In the event that fewer than all the outstanding Series E Preferred Shares are to be redeemed, the number of Series E Preferred Shares to be redeemed shall be determined by the Board of Directors, and the shares to be redeemed shall be determined by lot or pro rata as may be determined by the Board of Directors or by any other method as may be determined by the Board of Directors, in its sole discretion, to be equitable, provided that such method satisfies any applicable requirements of any securities exchange (if any) on which the Series E Preferred Shares are then listed.

Unless full dividends on the Series E Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been set apart for payment for the then current Dividend Period, no Series E Preferred Shares shall be redeemed unless all outstanding Series E Preferred Shares are redeemed and the Corporation shall not purchase or otherwise acquire any Series E Preferred Shares; provided, however, that the Corporation may purchase or acquire Series E Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series E Preferred Shares.

The Corporation will also have the right at any time, upon the occurrence of a Special Event, to redeem the Series E Preferred Shares, in whole (but not in part) at a redemption price of $25.00 per share, plus the amount of accrued and unpaid dividends thereon (whether or not declared) from the beginning of the Dividend Period in which the date of redemption occurs to the date of redemption. “Special Event” means: a Tax Event, an Investment Company Act Event or a Regulatory Capital Event.

A “Tax Event” means a determination by the Corporation, based on the receipt by the Corporation of an opinion of counsel, rendered by a nationally recognized law firm experienced in such matters, in form and substance satisfactory to the Corporation, which states in effect that there is a significant risk that dividends on the Corporation’s capital stock will not be fully deductible by the Corporation for U.S. federal income tax purposes or that the Corporation is or will become subject to more than a nominal amount of taxes, duties or other governmental charges as a result of any: (i) amendment to, clarification of, or change (including any announced prospective change) in, the laws or treaties (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, (ii) judicial decision, official administrative pronouncement, published or private ruling, regulatory procedure, notice or announcement (including any notice or announcement of intent to adopt such procedures or regulations) (“Administrative Action”) or (iii) amendment to, clarification of, or change in the official position or the interpretation of such Administrative Action or any interpretation or pronouncement that provides for a position with respect to such Administrative Action that differs from the theretofore generally accepted position, in each case, by any legislative body, court, governmental authority or regulatory body, irrespective of the manner in which such amendment, clarification or change is made known, which amendment, clarification or change is effective or such pronouncement or decision is announced on or after the date of issuance of the Series E Preferred Shares.

An “Investment Company Act Event” means a determination by the Corporation, based on the receipt by the Corporation of an opinion of counsel, rendered by a nationally recognized law firm experienced in such matters, in form and substance satisfactory to the Corporation, which states in effect that there is a significant risk that the Corporation is or will be considered an “investment company” that is required to be registered under the Investment Company Act of 1940, as amended, as a result of the occurrence of a change in law or regulation or a written change in the interpretation or application of law or regulation by any legislative body, court, governmental agency, or regulatory authority.

A “Regulatory Capital Event” means a determination by the Corporation, based on the receipt by the Corporation of an opinion of counsel, rendered by a nationally recognized law firm experienced in such matters, in form and substance satisfactory to the Corporation, which states in effect that there is a significant risk that the Series E Preferred Shares will no longer constitute Tier 1 capital of the Bank (as defined herein) for the purposes of the capital adequacy regulations or guidelines or policies of the FDIC (as defined herein) as a result of any: (i) amendments to, clarification of, or change in applicable laws or related regulations, guidelines, policies or official interpretations thereof or (ii) any official administrative pronouncement or judicial decision interpreting or applying such laws or related regulations, guidelines, policies or official interpretations thereof.

A notice by the Corporation pursuant to this Section 3 shall be sufficiently given if in writing and mailed, first class postage prepaid, to each record holder of Series E Preferred Shares at the holder’s address as it appears in the records of the Corporation’s transfer agent. In any case where notice is given by mail, neither the failure to mail such notice nor any defect in the notice, to any particular holder shall affect the sufficiency of such notice to any other holder. Any notice mailed to a holder in the manner described above shall be deemed given on the date mailed, whether or not the holder actually receives the notice. A notice of redemption shall be given not less than 30 days and not more than 60 days prior to the date of redemption specified in the notice, and shall specify (i) the redemption date, (ii) the number of Series E Preferred Shares to be redeemed, (iii) the redemption price and (iv) the manner in which holders of Series E Preferred Shares called for redemption may obtain payment of the redemption price in respect of those shares.

Any Series E Preferred Shares that are duly called for redemption pursuant to this Section 3 shall be deemed no longer to be outstanding for any purpose from and after that time that the Corporation shall have irrevocably deposited with the paying agent identified in the notice of redemption funds in an amount equal to the aggregate redemption price. From and after that time, the holders of the Series E Preferred Shares so called for redemption shall have no further rights as stockholders of the Corporation and in lieu thereof shall have only the right to receive the redemption price, without interest.

Series E Preferred Shares redeemed pursuant to this Section 3 or purchased or otherwise acquired for value by the Corporation shall, after such acquisition, have the status of authorized and unissued shares of Preferred Stock and may be reissued by the Corporation at any time as shares of any series of Preferred Stock other than as Series E Preferred Shares.

Section 4. Automatic Exchange.

(a) General. Subject to the terms and conditions of this Section 4, each Series E Preferred Share will be exchanged automatically for one hundredth of one newly issued share of preferred stock (each, a “Bank Preferred Share”) of First Republic Bank (the “Bank”) in the event (i) the Bank becomes “undercapitalized” under regulations established pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991, as amended, (ii) the Bank is placed into bankruptcy, reorganization, conservatorship or receivership, or (iii) the Federal Deposit Insurance Corporation or other appropriate successor federal agency (the “FDIC”), or, if authorized by law, the Commissioner, Department of Business and Industry, Financial Institutions Division, State (the “Nevada Commissioner”) directs such exchange in writing because, in its sole discretion, and even if the Bank is not “undercapitalized,” the FDIC or the Nevada Commissioner anticipates that the Bank may become “undercapitalized” in the near term (each, an “Exchange Event”). Upon the occurrence of an Exchange Event, each holder of Series E Preferred Shares shall be unconditionally obligated to surrender to the Bank the certificates representing each Series E Preferred Share of such holder, and the Bank shall be unconditionally obligated to issue to such holder in exchange for each such Series E Preferred Share a certificate representing one hundredth of one Bank Preferred Share. Any Series E Preferred Share purchased or redeemed by the Company prior to the Time of Exchange shall not be deemed outstanding and shall not be subject to the Automatic Exchange. Holders of Series E Preferred Shares cannot exchange their Series E Preferred Shares for Bank Preferred Shares voluntarily. In addition, absent the occurrence of an Exchange Event and the subsequent exchange provided for in this Section 4, holders of Series E Preferred Shares will have no dividend, voting, liquidation preference or other rights with respect to any security of the Bank; such rights as are conferred by the Series E Preferred Shares exist solely as to the Corporation.

(b) Effectiveness of and Procedure for Exchange. The exchange contemplated by this Section 4 (the “Automatic Exchange”) shall occur as of 8:00 A.M. New York City time on any day, other than a Saturday or a Sunday that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close (a “Business Day”), such an exchange could occur following the Exchange Event (the “Time of Exchange”), as evidenced by the issuance by the Bank of a press release prior to such time. As of the Time of Exchange, all of the Series E Preferred Shares will be deemed canceled without any further action by the Corporation, all rights of the holders of Series E Preferred Shares as stockholders of the Corporation will cease, and such persons shall thereupon and thereafter be deemed to be and shall be for all purposes the holders of Bank Preferred Shares. The Corporation will mail notice of the occurrence of the Exchange Event to each record holder of Series E Preferred Shares at the holder’s address as it appears on the records of the Corporation’s Transfer Agent. In any case, where notice is given by mail, neither the failure to mail such notice nor any defect in the notice to any particular holder shall affect the sufficiency of such notice to any other holder. Within 30 days of such event, the Bank will deliver to each such record holder certificates for Bank Preferred Shares upon surrender of certificates for Series E Preferred Shares. Until such replacement stock certificates are delivered (or in the event such replacement certificates are not delivered), certificates previously representing Series E Preferred Shares shall be deemed for all purposes to represent Bank Preferred Shares.

(c) Status of Shares Redeemed; Treatment of Dividends. Any Series E Preferred Shares purchased or redeemed by the Corporation in accordance with Section 3 hereof prior to the Time of Exchange shall not be deemed outstanding and shall not be subject to the Automatic

Exchange. In the event of the Automatic Exchange, any accrued and unpaid dividends on the Series E Preferred Shares as of the Time of Exchange shall be deemed to be accrued and unpaid dividends on the Bank Preferred Shares on a pro rata basis giving effect to the exchange ratio.

Section 5. Voting Rights.

(a) General. Except as expressly provided in this Section 5 and as required by law, holders of Series E Preferred Shares shall have no voting rights. When the holders of Series E Preferred Shares are entitled to vote, each Series E Preferred Share will be entitled to one vote, provided that when the holders of the Series E Preferred Shares vote together with the holders of the Corporation’s Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares or Series D Preferred Shares, each Series E Preferred Share will be entitled to one hundredth of one vote.

(b) Right to Elect Directors. If, at the time of any annual meeting of the Corporation’s stockholders for the election of directors, the Corporation has failed to pay or declare and set aside for payment all scheduled dividends during the four preceding Dividend Periods on all series of Preferred Stock of the Corporation, including the Series E Preferred Shares, the number of directors then constituting the Board of Directors of the Corporation will be increased by two (if not already increased by two due to a failure to pay or declare and set aside dividends on any series of Preferred Stock), and the holders of the Series E Preferred Shares, voting as a single class together with the holders of each other series of Preferred Stock then entitled by the terms of such Preferred Stock to vote for additional directors, will be entitled to elect such two additional directors to serve on the Corporation’s Board of Directors at each such annual meeting. Each director elected by the holders of shares of the Preferred Stock (a “Preferred Director”) shall continue to serve as such director until the later of (i) the expiration of the full term for which he or she shall have been elected or (ii) the payment of six consecutive quarterly dividends on the Preferred Stock, including the Series E Preferred Shares. Any Preferred Director may be removed by, and shall not be removed except by, the vote of the holders of record of the outstanding Series E Preferred Shares entitled to vote, voting together as a single class with the holders of all other series of Preferred Stock entitled to vote on the matter, at a meeting of the Corporation’s stockholders, or of the holders of the Series E Preferred Shares and all other series of Preferred Stock so entitled to vote thereon, called for that purpose. As long as dividends on the Series E Preferred Shares shall not have been paid for the preceding Dividend Period, (i) any vacancy in the office of any Preferred Director may be filled (except as provided in the following clause (ii)) by an instrument in writing signed by the remaining Preferred Director and filed with the Corporation, and (ii) in the case of the removal of any Preferred Director, the vacancy may be filled by the vote of the holders of the outstanding Series E Preferred Shares entitled to vote, voting together as a single class with the holders of all other series of Preferred Stock entitled to vote on the matter, at the same meeting at which such removal shall be voted. Each director appointed as aforesaid by the remaining Preferred Director shall be deemed, for all purposes hereof, to be a Preferred Director. Any Preferred Director will be deemed to be an Independent Director for purposes of the actions requiring the approval of a majority of the Independent Directors.

(c) Certain Voting Rights. The affirmative vote or consent of the holders of at least 67% of the outstanding shares of each series of Preferred Stock of the Corporation, including the

Series E Preferred Shares, will be required (i) to create any class or series of stock which shall, as to dividends or distribution of assets, rank prior to any outstanding series of Preferred Stock of the Corporation other than a series which shall not have any right to object to such creation or (ii) alter or change the provisions of the Corporation’s Articles of Incorporation (including the terms of the Series E Preferred Shares), including by consolidation or merger, so as to adversely affect the voting powers, preferences or special rights of the holders of a series of Preferred Stock of the Corporation; provided, however, that if such amendment shall not adversely affect all series of Preferred Stock of the Corporation, such amendment need only be approved by the holders of at least 67% of the outstanding shares of each series of Preferred Stock adversely affected thereby. Notwithstanding the foregoing, an alteration or change to the provisions of the Corporation’s Articles of Incorporation shall not be deemed to affect the voting powers, preferences or special rights of the holders of the Series E Preferred Shares, provided that: (x) the Series E Preferred Shares remain outstanding with the terms thereof unchanged; or (y) the Series E Preferred Shares are converted in a merger or consolidation transaction into shares of the surviving or successor corporation or the direct or indirect parent of the surviving or successor corporation having terms identical to the terms of the Series E Preferred Shares set forth herein. Additionally, an increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock or an increase in the amount of authorized shares of any such series, in each case ranking on a parity with or junior to the Series E Preferred Shares with respect to payment of dividends or distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to adversely affect the voting powers, preferences or special rights of the holders of the Series E Preferred Shares.

Section 6. Independent Directors.

(a) Number; Definition. As long as any Series E Preferred Shares are outstanding, at least two directors on the Board of Directors shall be Independent Directors. As used herein, “Independent Director” means any director of the Corporation who is either (i) (a) not a current officer or employee of the Corporation or a current director, officer or employee of the Bank or any affiliate of the Bank and (b) has not been within the past three years an employee, officer or director of the Corporation or any of its affiliates, including the Bank, or (ii) a Preferred Director.

(b) Approval of Independent Directors. As long as any Series E Preferred Shares are outstanding, the Corporation may not take the following actions without first obtaining the approval of a majority of the Independent Directors: (i) the issuance of additional Preferred Stock ranking senior to, or on a parity with, the Series E Preferred Shares, (ii) the modification of the general distribution policy or the declaration of any distribution in respect of Common Stock for any year if, after taking into account any such proposed distribution, total distributions on the Preferred Stock and the Common Stock would exceed an amount equal to the sum of 105% of the Corporation’s “REIT taxable income” (excluding capital gains) for such year plus net capital gains of the Corporation for that year, (iii) the acquisition of real estate assets other than Mortgage Assets (as such term is herein defined), (iv) the redemption of any shares of Common Stock, (v) the termination or modification of, or the election not to renew, the Advisory Agreement or the Servicing Agreement or the subcontracting of any duties under the Servicing Agreement or the Advisory Agreement to third parties unaffiliated with the Bank, (vi) any dissolution, liquidation or termination of the Corporation prior to [________ __, ____], (vii) the determination to revoke the Corporation’s REIT status, and (viii) the incurrence of debt for borrowed money in excess of 25% of the Corporation’s total shareholders’ equity. So long as the number of Independent Directors is two, the foregoing actions must be approved by both of the Independent Directors.

“Mortgage Assets” means obligations secured by real property, as well as other assets eligible to be held by REITs, such as cash, cash equivalents and securities, including shares or interests in other REITs.

(c) Determination by Independent Directors. In determining whether any proposed action requiring their consent is in the best interests of the Corporation, the Independent Directors shall consider the interests of holders of both the Common Stock and the Preferred Stock, including, without limitation, the holders of the Series E Preferred Shares. In considering the interests of the holders of the Preferred Stock, including, without limitation, holders of the Series E Preferred Shares, the Independent Directors shall owe the same duties that the Independent Directors owe with respect to holders of shares of Common Stock.

Section 7. No Conversion Rights. The holders of Series E Preferred Shares shall not have any rights to convert such shares into shares of any other class or series of stock or into any other securities of, or any interest in, the Corporation.

Section 8. No Sinking Fund. No sinking fund shall be established for the retirement or redemption of Series E Preferred Shares.

Section 9. Preemptive or Subscription Rights. No holder of Series E Preferred Shares of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation that it may issue or sell.

Section 10. No Other Rights. The Series E Preferred Shares shall not have any designations, preferences or relative, participating, optional or other special rights except as set forth in the Corporation’s Articles of Incorporation or as otherwise required by law.

Section 11. Compliance with Applicable Law. Declaration by the Board of Directors and payment by the Corporation of dividends to holders of the Series E Preferred Shares and repurchase, redemption or other acquisition by the Corporation (or another entity as provided in subsection (a) of Section 3 hereof) of Series E Preferred Shares shall be subject in all respects to any and all restrictions and limitations placed on dividends, redemptions or other distributions by the Corporation (or any such other entity) under (i) laws, regulations and regulatory conditions or limitations applicable to or regarding the Corporation (or any such other entity) from time to time and (ii) agreements with federal or state banking authorities with respect to the Corporation (or any such other entity) from time to time in effect.

FIRST REPUBLIC PREFERRED CAPITAL CORPORATION

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